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                                                                 Exhibit (10)(x)

                      REVOLVING CREDIT AND TERM LOAN AGREEMENT


       This Revolving Credit and Term Loan Agreement (the "Agreement" or the "Credit Agreement") is made and entered into by and between Vaughn Communications, Inc., a Minnesota corporation (the "Borrower") and Firstar Bank of Minnesota, N.A. (the "Bank") as of the date set forth on the last page of this Agreement. This Agreement amends and replaces in all respects that certain Amended and Restated Loan Agreement dated as of March 31, 1995, as amended from time to time by and between the Bank and the Borrower (the "Prior Loan Agreement").

                              ARTICLE I.  DEFINITIONS

       For purposes of this Agreement, the following terms shall have the following meanings (such meanings to be applicable to both the singular and plural forms of the terms defined):

       "ACCOUNT" and "ACCOUNT DEBTOR" shall have the meanings assigned to such terms under the Uniform Commercial Code in the state where the Bank's main office is located.

       "ACQUISITION TERM LOAN AMOUNT" at any time shall mean the principal balance of the Acquisition Term Note.

       "ACQUISITION TERM NOTE" shall mean that certain term note of even date herewith made payable jointly and severally by the Borrower to the order of the Bank in the original principal amount of $2,800,000.00.

       "ADVANCES" shall mean loans made by the Bank to the Borrower under this Agreement, including readvances of funds previously advanced to the Borrower and repaid to the Bank.

       "AFFILIATE" shall include, with respect to any party, any Person which directly or indirectly controls, is controlled by, or is under common control with, such party, whether through the ownership of voting securities, by contract or otherwise, including, without limitation, any Subsidiary, and, in addition, in the case of the Borrower, each officer, director, shareholder, joint venturer or partner of such Borrower.

       "BORROWING BASE" shall mean an amount equal to the sum of (a) eighty percent (80%) of all Eligible Accounts, plus (b) the lesser of (i) One Million Seven Hundred Fifty Thousand Dollars ($1,750,000.00) or (ii) thirty-five percent (35%) of Eligible Inventory, each as determined for the most recent calendar month end.

       "BORROWING BASE CERTIFICATE" shall mean the certificate in the form of EXHIBIT A described in Section 7.16 hereof.

       "BUSINESS DAY" shall mean any day on which the Bank is open for the transaction of business of the kind contemplated by this Agreement.

       "COMMERCIAL CODE" shall mean the Uniform Commercial Code as enacted in the State of Minnesota, as amended from time to time.

       "CURRENT ASSETS" shall mean the aggregate amount of assets of the Borrower which in accordance with GAAP may be properly classified as current assets, after deducting adequate reserves where proper, but in no event including any real estate.

       "CURRENT LIABILITIES" shall mean the amount of all liabilities which under GAAP would appear as current liabilities on the balance sheet of the Borrower, including all indebtedness payable on demand or maturing (whether by reason of specified maturity, fixed prepayment, sinking funds or accruals of any kind, or otherwise, within 12 months or less from the date of the relevant statement and including customer advances and progress billings on contracts.

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       "CURRENT RATIO" shall mean the relationship, expressed as a numerical ratio, between (i) Current Assets and (ii) Current Liabilities.

       "DEBT COVERAGE RATIO" shall mean, as of the end of each fiscal quarter, the relationship, expressed as a numerical ratio, between (i) Net Income plus interest expense plus depreciation expense plus amortization expense, and (ii) the sum of interest expense plus current maturities on long-term debt of the Borrower (on a consolidated basis) as determined in accordance with GAAP during the preceding twelve (12) month period before such month end and which shall include payments on all capitalized leases.

       "DEBT TO WORTH RATIO" shall mean the relationship, expressed as a numerical ratio, between:

       (i) the total of all liabilities of the Borrower that would appear on a consolidated balance sheet of the Borrower in accordance with GAAP; and

       (ii)   Tangible (on a consolidated basis).

       "DEFAULT" shall mean any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

       "ELIGIBLE ACCOUNTS" shall mean an Account owing to the Borrower that meets the following requirements at the time it comes into existence and continues to meet the same until it is collected in full:

       (i) it has not been past due and unpaid more than ninety (90) days past its invoice date, or thirty (30) days past its due date on an Account with original terms of more than net 30 days (a "Dated Account");

       (ii) it is not a Dated Account with original terms of more than one hundred eighty (180) days past its invoice date;

       (iii) it is not an Account owing by an Affiliate or a Subsidiary of either Borrower;

       (iv) it is not subject to any prior assignment, claim, lien or security interest whatsoever, other than the security interest of the Bank;

       (v) it is a valid, legally enforceable obligation of an Account Debtor satisfactory to the Bank;

       (vi) it is not subject to setoff, counterclaim, credit allowance, contra account or adjustment by the Account Debtor thereunder, or to any claim by such Account Debtor denying liability thereunder in whole or in part, and such Account Debtor has not refused to accept and has not returned or offered to return any of the goods which are subject to such Account;

       (vii) it arose in the ordinary course of the Borrower's business and no notice of the bankruptcy, insolvency or any event or circumstance which could have a material adverse affect on the financial condition of the Account Debtor thereunder has been received by either Borrower.

       (viii) it is not owing by an Account Debtor whose obligations on other Accounts in excess of 25% of the total balance due the Borrower are more than ninety (90) days past its invoice date or thirty
              (30) days past due in the case of Dated Accounts; and

       (ix) it is not an Account that arises from a sale to a United States federal government entity or to an Account Debtor outside the United States, unless the sale is on terms acceptable to the Bank in its sole discretion.

       An Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account.

       "ELIGIBLE INVENTORY" shall mean Inventory (as defined under the Commercial Code) of the Borrower which meets the following requirements and continues to meet the same until it is sold or otherwise disposed of:

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       (a)    it is not subject to any prior assignment, claim, lien or security interest whatsoever, other than the interest of the Bank;

       (b) it is not obsolete, is in good condition and is either currently usable or saleable;

       (c) it is not consignment inventory, scrap or packaging inventory, book inventory reserves or work in process inventory.

       (d) it is Inventory of the Borrower's Communications Division comprised of audio and video broadcast equipment and duplication inventory such as video tapes, shells, cases and cassettes held for sale or lease;

       (e) it is not Inventory of the Borrower's Product Division, including Inventory of the Borrower doing business as Indian Arts and Crafts or Bloom Brothers.

       Inventory of the Borrower which is at any time Eligible Inventory, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be Eligible Inventory.

       "ENVIRONMENTAL LAWS" shall have the meaning assigned to such term in
Section 7.5 hereof.

       "EQUIPMENT" shall mean all equipment of the Borrower, whether now owned or hereafter acquired and wherever located, and includes all of Borrower's Goods (as defined in the Commercial Code) other than Inventory, all replacements and substitutions therefor and all accessions thereto, and specifically includes, without limitation, all present and future machinery, equipment, vehicles, manufacturing equipment, shop Equipment, fixtures, parts, tools and all other Goods (except Inventory) used or acquired for use by Borrower for any business or enterprise.

       "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may from time to time be amended, and the rules and regulations promulgated thereunder by any governmental agency or authority, as from time to time in effect.

       "ERISA AFFILIATE" shall mean any corporation, trade or business that is, along with the Borrower, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Sections 414(b) and 414(c), respectively, of the Internal Revenue Code of 1986, as amended.

       "EVENT OF DEFAULT" shall mean any one or more of the Events of Default set forth in Section 9.1 hereof.

       "EXISTING TERM NOTES" shall mean those term loans from the Bank to Borrower existing as of the date hereof.

       "FLOATING RATE" shall at any time mean the rate publicly announced by the Bank as its prime rate. Borrower acknowledges that the Floating Rate may not be the lowest rate made available by the Bank to its customers and that the Bank may lend to its customers at rates that are at, above or below the Floating Rate.

       "GAAP" shall mean generally accepted accounting principles (as in effect from time to time) consistently applied and maintained throughout the period indicated and consistent with the audited financial statements delivered to the Bank. Whenever any accounting term is used herein which is not otherwise defined, it shall be interpreted in accordance with GAAP.

       "GUARANTIES" shall mean those certain Continuing Guaranties of even date herewith executed by the Guarantors and delivered to the Bank, and any other guaranties previously executed by any Person and delivered to the Bank.

       "GUARANTORS" shall mean Centercom, Inc., a Wisconsin corporation and Centercom-South, Inc., a Florida corporation, and any other Person guarantying payment of the Obligations hereunder.

       "GENERAL INTANGIBLES" shall mean all General Intangibles (as defined in the Commercial Code) of the Borrower, whether now owned or hereafter acquired, including (without limitation) all present and future domestic

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and foreign patents, patent applications, trademarks, trademark applications, copyrights, trade names, trade secrets, patent and trademark licenses (whether Borrower is licensor or licensee), shop drawings, engineering drawings, blueprints, specifications, parts lists, manuals, operating instructions, customer and supplier lists, licenses, permits, franchises, the right to use each Borrower's corporate name and the goodwill of each Borrower's business.

       "GOVERNMENTAL AUTHORITY" shall mean the government of the United States or any foreign government or any state, province, municipality or other political subdivision thereof or therein or any court, agency, instrumentality, regulatory authority or commission of any of the foregoing, including any taxing authority.

       "GOVERNMENTAL REGULATIONS" shall mean any and all laws, statutes, ordinances, rules, regulations, judgments, writs, injunctions, decrees, orders, awards and standards, or any similar requirement, of any Governmental Authority.

       "HAZARDOUS SUBSTANCES" shall have the meaning assigned to such term in
Section 7.5 hereof.

       "INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS" shall mean any firm of independent certified public accountants which are acceptable to the Bank including the firm currently retained by the Borrower.

       "INVENTORY" shall mean all inventory of the Borrower (valued at the lower of cost or fair market value), whether now owned or hereafter acquired and wherever located. "Inventory" includes all Goods (as defined in Article 9 of the Commercial Code) intended for sale or lease or to be furnished under contracts of service, all raw materials and work in process therefor, all finished goods thereof, all materials and supplies of every nature used or usable or consumed or consumable in connection with the manufacture, packing, shipping, advertising, selling, leasing or furnishing of such Goods, and all accessories thereto and all documents of title therefor evidencing the same.

       "LETTERS OF CREDIT" shall mean any and all letters of credit issued by the Bank on behalf of Borrower as customer, now or in the future.

       "L/C AMOUNT" shall at any time mean the aggregate of amounts available to be drawn on the Letters of Credit plus any outstanding and unpaid drafts presented under the Letters of Credit.

       "L/C REIMBURSEMENT AGREEMENT" shall mean a letter of credit application and reimbursement agreement executed to by the Borrower in a form acceptable to the Bank in its sole discretion.

       "LOAN DOCUMENT(S)" shall mean individually or collectively, as the case may be, this Agreement, the Revolving Note, the Equipment Term Notes, the Acquisition Term Note, the Existing Term Notes, the Security Agreements, the Pledge Agreements, the Guaranties and any and all other documents held, executed, delivered or referred to herein, as originally executed and as amended, revised and supplemented from time to time.

       "NET INCOME" for any period shall mean after-tax net income for such period, determined in accordance with GAAP excluding, however, (1) extraordinary gains, and (2) gains whether or not extraordinary from sales or other dispositions of assets other than the sale of Inventory in the ordinary course of Borrower's business.

       "NOTES" collectively or individually, as the context shall require, the Revolving Note, the Equipment Term Notes, the Acquisition Term Note and the Existing Term Notes.

       "OBLIGATIONS" shall mean all present and future sums loaned or advanced by the Bank to the Borrower and all other obligations now or hereafter chargeable to the Borrower hereunder or under any L/C Reimbursement Agreement, and all other obligations and liabilities of any and every kind of the Borrower to the Bank, due or to become due, direct or indirect, absolute or contingent, joint or several, howsoever created, arising or evidenced, now existing or hereafter at any time created, arising or incurred including, without limitation, amounts owed under the Notes.

       "PERSON" shall mean any natural person, corporation, firm, partnership, association, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

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       "PLAN" shall mean each employee benefit plan or other class of benefits covered by Title I or IV of ERISA, in either case whether now in existence or hereafter instituted, of Borrower.

       "REMEDIAL ACTION" shall have the meaning assigned to such term in Section
7.5 hereof.

       "REVOLVING NOTE" shall mean the Revolving Credit Note of even date herewith made payable by the Borrower to the order of the Bank in the original principal amount of $17,000,000.

       "SECURITY AGREEMENTS" shall mean that certain Business Security Agreements of even date herewith executed by Borrower, as debtor, in favor of the Bank, as secured party, those certain Third Party Business Security Agreements of even date herewith executed by each Guarantor, as debtor, in favor of the Bank, as secured party, and any security agreements previously entered into by Borrower or either Guarantor, in favor of the Bank, including without limitation, Security Agreements dated June 30, 1993 and August 10, 1995.

       "SECURITY INTEREST" shall mean any lien, pledge, mortgage, encumbrance, charge or security interest of any kind whatsoever (including, without limitation, the lien or retained security title of a conditional vendor) whether arising under a security instrument or as a matter of law, judicial process or otherwise or the agreement by either Borrower to grant any lien, security interest or pledge, mortgage or encumber any asset.

       "SUBSIDIARY" OR "SUBSIDIARIES" shall mean, with respect to any Person, a corporation of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares of capital stock as have more than 50% of the ordinary voting power for the election of directors.

       "TANGIBLE NET WORTH" shall mean the total of all assets properly appearing on the consolidated balance sheet of Borrower in accordance with GAAP, less the sum of the following:

       (a) the book amount of all such assets which would be treated as intangibles under GAAP, including, without limitation, all such items as goodwill, trademark rights, trade names, trade-name rights, brands, copyrights, patents, patent rights, licenses, prepaid expenses, deferred charges and unamortized debt discount and expense:

       (b) any write-up in the book value of any such assets resulting from a revaluation thereof subsequent to January 31, 1997;

       (c) all reserves, including reserves for depreciation, obsolescence, depletion, insurance, and inventory valuation;

       (d) the amount, if any, at which any shares of stock of Borrower appears on the asset side of such balance sheet;

       (e)    all liabilities of the Borrower shown on such balance sheet; and

       (f)    all investments in and amounts due from any Affiliates.

       "TERM LOAN AMOUNT" at any time shall mean the aggregate principal balance of the Acquisition Term Note, the Equipment Term Note and the Existing Term Notes.


                              ARTICLE II.  TERM LOANS

       2.1 ACQUISITION TERM LOAN. Subject to the terms and conditions hereof, the Bank agrees to make a term loan to the Borrower in the amount of $2,800,000, the proceeds of which shall be applied to repay the principal amount of the Revolving Advances under the Prior Loan Agreement that was used to enable Borrower to purchase certain assets and liabilities of Certified Media Corporation, a California corporation.

       (a) The Acquisition Term Loan shall be evidenced by a single promissory note of the Borrower to the order of the Bank in the principal amount of $2,800,000 and dated as of the date hereof (the "Acquisition Term Note").

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       (b)    The Acquisition Term Loan shall bear interest at either (i) the
              Floating Rate, or (ii) at the Borrower's option, a fixed rate of 2.375% per annum plus the highest published "Ask Yield" of any U.S. Treasury Bond having a maturity date closest to the maturity date of the Acquisition Term Note, as set forth in the most recent edition of THE WALL STREET JOURNAL published prior to the date on which such rate is fixed (the "Fixed Rate"). Upon the occurrence of an Event of Default, the principal balance of the Acquisition Term Loan shall bear interest at one percent (1%) in excess of the otherwise applicable rate.

       (c) Interest on the Acquisition Term Loan shall be paid monthly in arrears on the first day of each month beginning October 1, 1997. The principal balance of the Acquisition Term Loan shall be paid quarterly in twenty (20) installments of $140,000 each, commencing on October 1, 1997 and continuing on the last day of January, April, July and October.

       (d) So long as the Borrower has not fixed the rate of the Acquisition Term Loan, the Borrower may at any time and from time to time prepay all or a portion of the Acquisition Term Loan without premium or penalty. If, however, the Borrower has fixed the rate of the Acquisition Term Loan, then Borrower shall pay to Bank the Prepayment Indemnity (as defined below) on the principal to be prepaid, plus interest accrued under the Note through Bank's receipt of such Prepayment Indemnity. In the event of a partial prepayment, the principal component of the Prepayment Indemnity shall be applied against the scheduled principal payments in the inverse order of their maturities.

              The "PREPAYMENT INDEMNITY" shall be equal to the aggregate of the principal payments to be prepaid, plus: (a) the sum of the following: the interest that would have been payable (on the originally scheduled interest payment dates) with respect to those principal payments to be prepaid, discounted in each case to its present value at the applicable Discount Rate; MINUS (b) the sum of the following: each amount of interest (calculated on the same dates as in subsection (a) above) that would accrue on the prepaid principal if such principal were reinvested at the Reinvestment Rate, discounted in each case to its present value at the applicable Discount Rate; but in no event shall the Prepayment Indemnity be less than the principal amount of the Note to be prepaid.

              The terms "DISCOUNT RATE" and "REINVESTMENT RATE" shall mean a rate per annum equal to: the highest published Ask Yield of any U.S. Treasury Bond, Note or Bill set forth in THE WALL STREET JOURNAL, Treasury Bonds, Notes and Bills section, one business day prior to the date of prepayment, having a maturity closest to the originally scheduled payment date of the principal or interest (as applicable) to be prepaid (and if two maturity dates are equally close to the originally scheduled payment date, the maturity date having the highest published Ask Yield shall be used).

              Borrower agrees (i) the Prepayment Indemnity constitutes liquidated damages, and is a reasonable method of measuring Bank's out-of-pocket loss in the event of prepayment of the Note and is not a penalty; (ii) Bank's reinvestment of the Prepayment Indemnity in U.S. Treasury Bonds, Notes or Bills is reasonable as these investments are the only readily available investments to Bank for the Prepayment Indemnity having a guaranteed rate of interest over the term of the originally scheduled payment(s) necessary to liquidate the Bank's future damages for a prepayment; and (iii) Bank's determination of the Prepayment Indemnity (in the absence of manifest error) shall be conclusive, final and binding on Borrower.

       2.2    EQUIPMENT TERM LOANS.   Subject to the terms and conditions
hereof, and provided no Event of Default has occurred and is continuing, the Bank agrees to make term loans to the Borrower from the date hereof through May 31, 1998, to enable the Borrower to acquire new equipment acceptable to the Bank (the "Equipment Term Loans").

       (a) The maximum amount of Equipment Term Loans to be made by the Bank to the Borrower shall be the lesser of (i) $2,000,000 or (ii) ninety percent (90%) of the original cost of the new equipment acquired with the proceeds of the Equipment Term Loans. The Equipment Term Loans shall be evidenced by separate term notes in a form acceptable to and prepared by the Bank (the "Equipment Term Notes"). No Equipment Term Loan shall be made in an amount less than $250,000.

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       (b)   Each Equipment Term Note shall provide for up to a five-year straight-line amortization, with equal quarterly principal payments and interest payments monthly in arrears on the last day of each calendar month. Each Equipment Term Loan shall bear interest at the Floating Rate or at the Borrower's option, at a Fixed Rate calculated in the manner set forth in paragraph 2.1(b), subject to the Prepayment Indemnity set forth in paragraph 2.1(d). Upon the occurrence of an Event of Default, the principal balance of each Equipment Term Loan shall bear interest at one percent (1%) in excess of the otherwise applicable rate.

       (c) Each Equipment Term Loan shall be secured by a first priority purchase money security interest on the equipment purchased with the proceeds thereof, in addition to the collateral described in
              Section 8.1 hereof. Requests for Equipment Term Loans shall be made in writing and shall be accompanied by equipment invoices and executed copies of financing statements and all other documents reasonably requested by the Bank to perfect the Bank's first priority purchase money security interest in the equipment.


                         ARTICLE III.  EXISTING TERM LOANS

       3.1 EXISTING TERM LOAN. As of the date hereof, Borrower acknowledges that it is indebted to the Bank under the Existing Term Notes in the principal amount of $3,216,666.71 and that notwithstanding the execution of this Agreement, the Existing Term Notes remain in full force and effect according to their original terms. Borrower acknowledges that no events, conditions or circumstances have arisen or exist as of the date hereof which would give Borrower the right to assert a defense, counterclaim and/or setoff to any claim by Bank for payment of such Borrower's obligations under the Existing Term Notes, and if any so exist as of the date hereof, whether known or unknown, absolute or contingent, liquidated or unliquidated, the same are hereby waived. Borrower further acknowledges the Existing Term Notes constitute Obligations that are subject to the terms and conditions of this Agreement.


                            ARTICLE IV.  REVOLVING LOAN

       4.1 NATURE OF LOAN COMMITMENT/MAXIMUM OF ADVANCES. Subject to the terms and conditions of this Agreement, the Bank shall make Advances to the Borrower from time to time in an aggregate principal amount not to exceed at any time the lesser of (i) Seventeen Million Dollars ($17,000,000) less the sum of
(a) the Term Loan Amount plus (b) the L/C Amount; or (ii) the Borrowing Base less the sum of (aa) the Acquisition Term Loan Amount plus (bb) the L/C Amount (the "Revolving Credit Commitment"). All Advances pursuant to the revolving Credit Commitment shall be evidenced by the Revolving Note; provided that the Borrower shall be obligated to pay only the amount that is actually disbursed hereunder, together with accrued interest on the outstanding balance at the rates provided in Section 4.3 hereof. The Borrower may borrow, prepay and reborrow within such limit pursuant to this Agreement and the Revolving Note.

       4.2 PURPOSE FOR ADVANCES. Except with the prior written consent of the Bank, all Advances under Article IV shall be used exclusively for the Borrower's working capital and other general business purposes.

       4.3 COMPUTATION OF INTEREST. The Advances under the Revolving Credit Commitment shall bear interest on the unpaid principal amount thereof at a fluctuating rate per annum equal to the Floating Rate. All interest payable on Advances shall be computed on the basis of actual days elapsed and a year of 360 days. Upon the occurrence of an Event of Default, the principal balance of all Advances shall bear interest at one percent (1%) in excess of the otherwise applicable rate.

       4.4 MATURITY. The Revolving Note shall be expressed to mature on the earlier of: (i) May 31, 1998 or (ii) upon the occurrence of an Event of Default. All amounts outstanding under the Revolving Note shall be immediately due and payable at maturity (whether by acceleration or otherwise).

       4.5 RECORDKEEPING. Bank shall record in its records, the date and amount of each Advance made thereon by Bank, and each repayment thereof. The aggregate unpaid principal amount so recorded shall be presumptive evidence of the principal amount of the Advances owing and unpaid by the Borrower thereon. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of the Borrower hereunder or under the Revolving Note to repay the principal amount of the Advances together with all interest accrued thereon.

       4.6 NON-USE FEES. The Borrower agrees to pay the Bank a fee equal to one-quarter percent (1/4%) per annum times the average daily unused portion of the Revolving Credit Commitment (as reduced by the L/C Amount and the Term Loan Amount), payable quarterly, in arrears, as of each March 31, June 30, September 30 and December 31, and as of the maturity date of the Revolving Note.

       4.7 LETTERS OF CREDIT. The Bank shall not be obligated to issue any Letters of Credit for the benefit of either Borrower except pursuant to a separate L/C Reimbursement Agreement in form acceptable to the Bank, and in any event, the aggregate amount of such Letters of Credit shall not exceed $1,000,000 and shall reduce dollar for dollar the amount available to Borrower under the Revolving Loan Commitment by such L/C Amount. All Letters of Credit shall expire on or before May 31, 1998.


          ARTICLE V.  DISBURSEMENT OF REVOLVING CREDIT COMMITMENT ADVANCES

       5.1 REQUESTS FOR ADVANCES. The Borrower and the Lender have entered into that certain Loan Sweep Agreement dated August 29,1997 (the "Sweep Agreement"), pursuant to which Lender may initiate "Loan Transactions" and "Repayment Transactions" as defined in the Sweep Agreement for the purpose of Advances and payments. Except as otherwise provided in the Sweep Agreement, the Borrower shall give notice to the Bank in writing or by telephone of each proposed Advance under the Revolving Credit Commitment (a "Revolving Advance") not later than 12:00 p.m., St. Paul time. Subject to the terms and conditions of this Agreement and the Sweep Agreement, the proceeds of each Advance shall be made available to the Borrower by delivery of the proceeds thereof, in immediately available funds, to an account maintained by the Borrower at the Bank pursuant to written wiring instructions to be delivered by the Borrower to the Lender.


                 ARTICLE VI.  PAYMENTS AND PREPAYMENTS OF ADVANCES

       6.1    PRINCIPAL PAYMENTS UNDER REVOLVING CREDIT COMMITMENT.

              (a) OPTIONAL PREPAYMENT. The Borrower may at any time and from time to time prepay all or a portion of the Revolving Advances without premium or penalty.

              (c) MANDATORY PREPAYMENT; APPLICATION. If at any time the aggregate outstanding principal amount of the Revolving Note shall exceed the Revolving Credit Commitment, then the Borrower shall immediately pay to the Bank an amount not less than the amount of any such excess for application to the outstanding principal amount of the Revolving Note.

              (d) APPLICATION OF PAYMENTS AND PREPAYMENTS. Unless the Borrower shall direct the Bank in writing to apply any payments or prepayments of principal in a different manner, all such payments and prepayments on the Revolving Note shall be applied first to collection costs and other amounts due under the Loan Documents (excluding payments of principal and interest) and second against interest and principal of all Revolving Advances.

              (e) INTEREST. The Borrower shall also pay to the Bank, together with any payments or prepayments of principal, all accrued interest to the date of payment on any Advances so paid or prepaid.

       6.3    PAYMENT METHOD AND RELATED MATTERS.

              (a) PAYMENTS BY BORROWER. All payments to be made by the Borrower hereunder will be made in U.S. Dollars and in immediately available funds to the Bank not later than 12:00 p.m. St. Paul time on which such payment shall become due. Payments received after 12:00 p.m. St. Paul time shall be deemed to be payments made prior to 12:00 p.m. St. Paul time on the next succeeding Business Day.

              (b)    AUTHORIZATION OF PAYMENTS/ADVANCES.   If the Borrower shall
       not otherwise have made payment of any of the Obligations as provided in this Agreement, the Bank is expressly authorized to charge any such Obligations, when due, to either Borrower's demand deposit account maintained with the Bank or, if any such account shall not contain sufficient funds, to any other account maintained by either Borrower with the Bank or any of its affiliates, or in lieu thereof, the Bank may extend an additional Advance to the Borrower under the Revolving Credit Commitment without further direction or action by the Borrower.

       6.4 NO SETOFF OR DEDUCTION. All payments of principal and interest on the Advances and other Obligations shall be paid by the Borrower without setoff, counterclaim or other deduction.

       6.5 PAYMENT ON NON-BUSINESS DAY. Except as otherwise provided in this Agreement, whenever any installment of principal of, or interest on, any Advance or any other Obligation becomes due and payable on a day which is not a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of any installment of principal, interest shall be payable thereon at the rate per annum determined in accordance with this Agreement during such extension.


                       ARTICLE VII.  WARRANTIES AND COVENANTS

       During the term of this Agreement, and while any part of the credit granted the Borrower is available or any obligations under any of the Loan Documents are unpaid or outstanding, Borrower warrants and agrees as follows:

       7.1 ACCURACY OF INFORMATION. All information, certificates or statements given to the Bank pursuant to this Agreement and the other Loan Documents will be true and complete when given.

       7.2 ORGANIZATION AND AUTHORITY; LITIGATION. Borrower is a validly existing corporation in good standing under the laws of its state of Minnesota, and has all requisite power and authority, corporate or otherwise, and possesses all licenses necessary, to conduct its business and own its properties. The execution, delivery and performance of this Agreement and the other Loan Documents (i) are within the Borrower's power; (ii) have been duly authorized by proper corporate action; (iii) do not require the approval of any governmental agency; and (iv) will not violate any law, agreement or restriction by which Borrower is bound. This Agreement and the other Loan Documents are the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their terms. There is no litigation or administrative proceeding threatened or pending against either Borrower which would, if adversely determined, have a material adverse effect on either Borrower's financial condition or its property. "Material" shall be generally defined as greater than or equal to 5% of the Borrower's Net Worth.

       7.3    CORPORATE EXISTENCE; BUSINESS ACTIVITIES; ASSETS.  Borrower will
(i) preserve its corporate or partnership (as applicable) existence, rights and franchises; (ii) carry on its business activities in substantially the manner such activities are conducted as of the date of this Agreement; (iii) not liquidate, dissolve, merge or consolidate with or into another entity (except that the Borrower agrees to merge with the Guarantors within thirty (30) days following the date of this Agreement); and (iv) not sell, lease, transfer or otherwise dispose of any or all of its assets, except for sales of Inventory in the ordinary course of business.

       7.4 USE OF PROCEEDS; MARGIN STOCK; SPECULATION. Advances by the Bank hereunder shall be used exclusively by the Borrower for working capital and other regular and valid purposes. The Borrower will not use any of the loan proceeds to purchase or carry "margin" stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System). No part of any of the proceeds shall be used for speculative investment purposes, including, without limitation, speculating or hedging in the commodities and/or futures market.

       7.5 ENVIRONMENTAL MATTERS. Except as disclosed by a schedule attached to this Agreement as Schedule 7.5, to the Borrower's knowledge there exists no uncorrected violation by Borrower (which if uncorrected could have a material adverse effect on either Borrower and for purposes hereof, a violation shall be deemed to be material if it shall impose a liability on either Borrower in excess of $50,000) of any federal, state or local laws (including statutes, regulations, ordinances or other governmental restrictions and requirements) relating to the discharge of air pollutants, water pollutants or process waste water or otherwise relating to the environment or Hazardous Substances, whether currently existing or enacted in the future (collectively "ENVIRONMENTAL LAWS") (if no such Schedule 7.5 is attached, the Borrower warrants that no such uncorrected violation exists). The term "HAZARDOUS SUBSTANCES" will mean any hazardous or toxic wastes, chemicals or other substances, the generation, possession or existence of which is prohibited or governed by any Environmental Laws.
Neither Borrower is subject to any judgment, decree, order or citation, or a party to (or threatened with) any litigation or administrative proceeding, which asserts that either Borrower (i) has violated any Environmental Laws; (ii) is required to clean up, remove or take remedial or other action with respect to any Hazardous Substances (collectively "REMEDIAL ACTION"); or (iii) is required to pay all or a portion of the cost of any Remedial Action, as a potentially responsible party. To the Borrower's knowledge, there are not now, nor have there ever been during the periods that the Borrower owned or occupied such real estate, any Hazardous Substances (or tanks or other facilities for the storage of Hazardous Substances) stored, deposited, recycled or disposed of on, under or at any real estate owned or occupied by the Borrower which if present on the property or in soils or ground water, could require Remedial Action except for Hazardous Substances used in the ordinary course of the Borrower's business in accordance with applicable Environmental Laws. To the Borrower's knowledge, there are no proposed or pending changes in Environmental Laws which would adversely affect the Borrower or its business, and there are no conditions existing currently or likely to exist while the Loan Documents are in effect which would subject the Borrower to Remedial Action or other liability. The Borrower currently complies with and will continue to timely comply with all applicable Environmental Laws; and will provide the Bank, immediately upon receipt, copies of any correspondence, notice, complaint, order or other document from any source asserting or alleging any circumstance or condition which requires or may require a financial contribution by the Borrower or Remedial Action or other response by or on the part of the Borrower under Environmental Laws, or which seek damages or civil, criminal or punitive penalties from the Borrower for an alleged violation of Environmental Laws.

       7.6    ENVIRONMENTAL PERMITS.   The Borrower has all permits, licenses
and approvals required under Environmental Laws, all of which are listed in schedule attached hereto as Schedule 7.6 (if no Schedule 7.6 is attached, the Borrower warrants that no permits are necessary).

       7.7    COMPLIANCE WITH LAWS.   The Borrower has complied with all laws
applicable to its business and its properties, and has all permits, licenses and approvals required by such laws, copies of which have been provided to the Bank.

       7.8    PENSION PLANS.   Each Plan as to which the Borrower or any ERISA
Affiliate may have any liability complies in all material respects with all applicable requirements of law and regulations, and (i) no Reportable Event has occurred with respect to any Plan sponsored by the Borrower or any ERISA Affiliate which will have the effect of creating a liability of the Borrower or any ERISA Affiliate which will be material to the Borrower and its Subsidiaries on a consolidated basis; (ii) neither the Borrower nor any ERISA Affiliate has withdrawn from or terminated any Plan or initiated steps to do so, except in accordance with applicable requirements of law and regulations and in a manner which will not create a liability of the Borrower or any ERISA Affiliate which would be material to the Borrower and its Subsidiaries on a consolidated basis;
(iii) during the twelve consecutive months prior to any date on which this representation may be made or remade, no contribution failure has occurred with respect to any Plan sufficient to give rise to the lien under Section 302(f)(l) of ERISA, (iv) the assets of each Plan exceed the accrued liability of all accrued benefits payable under each Plan, and (v) no Plan has been amended so as to require the Borrower or any ERISA Affiliate to provide security as under 26 U.S.C. Section 401(a)(28). The Borrower has no continued liability with respect to any post-retirement benefits under a Plan other than liability for continuance coverage described in Part 6 of Title I of ERISA.

       7.9    RESTRICTION ON INDEBTEDNESS.   The Borrower will not create,
incur, assume or have outstanding any indebtedness for borrowed money exceeding $50,000 in the aggregate except (i) any indebtedness owing to the Bank; (ii) a $1,000,000 line of credit for Vaughn Products Division at Seafirst Bank, Seattle, Washington, for the purpose of issuing letters of credit; (iii) any other indebtedness outstanding on the date hereof and shown on the Borrower's financial statements; or (iv) purchase money indebtedness otherwise permitted under this Agreement.

       7.10   RESTRICTION ON LIENS.   The Borrower will not create, incur,
assume or permit to exist any mortgage, pledge, encumbrance or other lien or levy upon or security interest in any Collateral (as that term is defined in the Security Agreement) now owned or hereafter acquired, except (i) taxes and assessments which are either not delinquent or which are being contested in good faith with adequate reserves provided; (ii) liens in favor of the Bank; (iii) the security interest of Seafirst Bank, Seattle, Washington, on inventory and proceeds of inventory purchased using its letter of credit (iv) other liens disclosed in writing to the Bank prior to the date hereof; and (v) purchase money liens in connection with the acquisition of equipment provided that no portion of the purchase price of such equipment has been funded by the trade-in or available proceeds of any then-owned equipment of the Borrower.

       7.11   RESTRICTION ON CONTINGENT LIABILITIES.   The Borrower will not
guarantee or become a surety or otherwise contingently liable for any obligations of others, except pursuant to the deposit and collection of checks and similar matters in the ordinary course of business.

       7.12   CAPITAL EXPENDITURES.   The Borrower shall not pay or incur, or
commit to pay or incur, any capital expenditures (including, without limitation, capital expenditures permitted under Section 7.21 hereof and any capital lease obligations) in excess of $3,500,000 in the aggregate during any calendar or fiscal year.

       7.13   STATUS OF GUARANTORS.   Borrower owns 100% of the issued and
outstanding capital stock of each Guarantor. Borrower represents that the operations of each of the Guarantors have been merged into the Borrower's operations and that neither of the Guarantors operates under its own corporate name. Borrower further represents that neither Guarantor owns any material assets. Borrower will not sell, dispose of, transfer or assign any stock of either Guarantor or any material asset of either Guarantor, except as otherwise permitted under this Agreement.

       7.14   INSURANCE.   The Borrower will maintain insurance to such extent,
covering such risks and with such insurers as is usual and customary for businesses operating similar properties, and as is satisfactory to the Bank, including insurance for fire and other risks insured against by extended coverage, public liability insurance and workers' compensation insurance; and designate the Bank as "Mortgagee" (if applicable) and "Lender's Loss Payee" on such policies and take such other action as the Bank may reasonably request to ensure that the Bank will receive (subject to no other interests) the insurance proceeds on the Bank's collateral.

       7.15   TAXES AND OTHER LIABILITIES.   Borrower will pay and discharge,
when due, all of its taxes, assessments and other liabilities, except when the payment thereof is being contested in good faith by appropriate procedures which will avoid foreclosure of liens securing such items, and with adequate reserves provided therefor.

       7.16   FINANCIAL STATEMENTS AND REPORTING.   The financial statements and
other information previously provided to the Bank or provided to the Bank in the future are or will be complete and accurate and prepared in accordance with generally accepted accounting principles. There has been no material adverse change in the Borrower's financial condition since such information was provided to the Bank. The Borrower will (i) maintain accounting records in accordance with generally recognized and accepted principles of accounting consistently applied throughout the accounting periods involved; (ii) provide the Bank with such information concerning its business affairs and financial condition (including insurance coverage) as the Bank may reasonably request; and (iii) without request, provide the Bank with the following:

       - annual audited consolidated financial statements of the Borrower prepared and certified without qualification by an accounting firm acceptable to the Bank within 90 days after the end of each fiscal year;

       - monthly consolidated management-prepared financial statements of the Borrower within 30 days after the end of each calendar month;

       - all reports and other information filed with or provided to the Securities and Exchange Commission or any Borrower's shareholders and such other financial information as the Bank may reasonably request;

       - within 30 days after the end of each calendar month, provide the Bank with a completed Borrowing Base Certificate in the form of EXHIBIT A, together with an accounts receivable aging, and a Covenant Compliance Certificate in the form of EXHIBIT B, each certified as correct by the Borrower's chief financial officer; and

       - such additional financial information including but not limited to job status reports and accounts payable agings and inventory reports, within 10 days after request by the Bank.

       7.17   INSPECTION OF PROPERTIES AND RECORDS; FISCAL YEAR.   The Borrower
will permit representatives of the Bank to visit and inspect any of the properties and examine any of the books and records of the Borrower at any reasonable time and as often as the Bank may reasonably desire. The Borrower will not change its fiscal year except with the prior written consent of the Bank, which will not be unreasonably withheld.

       7.18   FINANCIAL STATUS.   The Borrower will maintain on a consolidated
basis as of each calendar month-end (unless otherwise provided below):

       (i)    Debt Coverage Ratio of not less than 1.25 to 1.00.

       (ii)   Debt to Worth Ratio of not more than 2.50 to 1.00.

       (iii) Tangible Net Worth of at least $10,000,000; provided that at each fiscal year end beginning January 31, 1998, the Tangible Net Worth requirement shall increase by seventy-five percent (75%) of the Net Income for that fiscal year.

       (iv) Net Income of at least $300,000 for each of the Borrower's fiscal quarters.

       7.19   CAPITAL ADEQUACY.

       (a) In the event the Bank shall have determined that the adoption of any generally applicable law, rule or regulation regarding capital adequacy, or any generally applicable change therein or in the interpretation or application thereof or compliance by the Bank with any requests are directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority, does or shall have the effect of reducing the rate of return on the Bank's capital as a consequence of its obligations hereunder to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Lender's policies with respect to capital adequacy) by an amount deemed by the Bank, in its sole reasonable discretion, to be material, then from time to time, after submission by the Bank to Borrower of a written demand therefor, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction.

       (b) A certificate of the Bank claiming entitlement to payment as set forth above shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving right to such payment, the additional amount or amounts to be paid to the Bank, and the method by which such amounts were determined. In determining such amounts, the Bank may use any reasonable averaging and attribution method.

       (c) In no contingency or event whatsoever shall the aggregate of all amounts payable by Borrower to the Bank pursuant to this Section 7.19 exceed the highest rate of interest permissible under any law which a court of competent jurisdiction shall, in a final determination, deem to be applicable hereto. To the full extent permitted under applicable law, Borrower and the Bank shall characterize any payments made pursuant to this Section as an expense, fee or premium rather than as interest.

       (d) The benefits of this Section shall run in favor of any Participant.

       7.20   REAFFIRMATION WITH ADVANCES.   Each representation and warranty
set forth in this Article VII shall be deemed to be restated and reaffirmed by the Borrower to the Bank on and as of the date of each Advance under this Agreement, except that (i) any reference to the financial statements referred to in Subsection 7.16 shall be deemed to refer to the financial statements then most recently delivered to the Bank pursuant to said Section.

       7.21   ACQUISITIONS, LOAN, INVESTMENTS.   Without the written consent of
the Bank, the Borrower shall not (i) enter into any new business or joint venture or purchase substantially all the assets of any other Person; or (ii) make any loans to any Person, the cost of which, when aggregated with all other such transactions, would exceed $500,000 during any calendar or fiscal year of the Borrower. The Borrower shall not purchase any shares of stock of, or make any capital contribution to or investment in any other Person.

       7.22   CHANGE NAME OR OFFICE.   The Borrower shall not change their names
(nor use any other name),the location of the Borrower's chief executive office or the place where it keeps its books and records, without the prior written consent of the Bank.

       7.23   CHANGE IN NATURE OF BUSINESS.   The Borrower shall not make any
material change in the nature of the Borrower's business, taken as a whole, as carried on as of the date hereof, without the prior written consent of the Bank.

       7.24   NOTICE OF MATERIAL EVENTS.   The Borrower agrees to immediately
notify the Bank of any material event affecting Borrower, its operations or its assets, including, without limitation, the loss of any key customer or key personnel.

       7.25   DIVIDENDS.   The Borrower shall not declare or pay any dividends
or make any other distributions, whether in cash or in property, with respect to its capital stock, now or hereafter outstanding, or purchase, redeem retire or otherwise acquire for value any shares of the Borrower's capital stock, warrants or options thereof now or hereafter outstanding, except for those distribution required pursuant to the terms and conditions of that certain Stock Put Redemption Agreement dated August 27, 1986, between Borrower and E. D. Willette, as amended on June 24, 1992, copies of which have been delivered to the Bank, not to exceed $1,500,000.

       7.26   BANK ACCOUNTS.   Borrower shall maintain each of its primary bank
accounts at the Bank.


                      ARTICLE VIII.  COLLATERAL AND GUARANTIES

       8.1    COLLATERAL.   This Agreement and the Notes are secured by any and
all security interests, pledges, mortgages or liens now or hereafter in existence granted to the Bank to secure indebtedness of the Borrower to the Bank, including without limitation as described in the following documents:

       (a)    The Security Agreements;
       (b)    the Pledge Agreements; and
       (c)    the Guaranties.

       8.2    CREDIT BALANCES; SETOFF.   As additional security for the payment
of the Obligations, Borrower hereby grants the Bank a security interest in, a lien on and an express contractual right to set off against all depository account balances, cash and any other property of the Borrower now or hereafter in the possession of the Bank. The Bank may, at any time upon the occurrence of a Default hereunder (notwithstanding any notice requirements or grace/cure periods under this or other agreements between Borrower and the Bank) set off against Obligations WHETHER OR NOT THE OBLIGATIONS (INCLUDING FUTURE INSTALLMENTS) ARE THEN DUE OR HAVE BEEN ACCELERATED, ALL WITHOUT ANY ADVANCE OR CONTEMPORANEOUS NOTICE OR DEMAND OF ANY KIND TO BORROWER, SUCH NOTICE AND DEMAND BEING EXPRESSLY WAIVED.

       The information in this Article VIII is for information only and the omission of any reference to an agreement shall not affect the validity or enforceability thereof. The rights and remedies of the Bank outlined in this Agreement and the documents identified above are intended to be cumulative.


                               ARTICLE IX.  DEFAULTS

       9.1 EVENTS OF DEFAULT. NOTWITHSTANDING ANY CURE PERIODS DESCRIBED BELOW, THE BORROWER WILL IMMEDIATELY NOTIFY THE BANK IN WRITING WHEN BORROWER OBTAINS KNOWLEDGE OF THE OCCURRENCE OF ANY EVENT OF DEFAULT SPECIFIED BELOW. It shall be an Event of Default if:

       (a)    NONPAYMENT.   Borrower shall fail to pay (i) any interest due on
       the Notes or under any L/C Reimbursement Agreement, or any fees, charges, costs, expenses or other amounts under the Loan Document by five (5) days after the same becomes due; or (ii) any principal amount due on the Notes when due.

       (b) NONPERFORMANCE. Borrower shall fail to perform or observe any agreement, term, provision, condition, or covenant (other than a default occurring under (a), (c), (d), (e), (f), (g), (h) or (i) of this Section 9.1) required to be performed or observed by Borrower hereunder or under any other Loan Document or other agreement with or in favor of the Bank.

       (c) MISREPRESENTATION. Any financial information, statement, certificate, representation or warranty given to the Bank by Borrower (or any of their representatives) in connection with entering into this Agreement or the other Loan Documents and/or any borrowing thereunder, or required to be furnished under the terms thereof, shall prove untrue or misleading in any material respect (as determined by the Bank in the exercise of its reasonable judgment) as of the time when given.

       (d) DEFAULT ON OTHER OBLIGATIONS. Borrower shall be in default under the terms of any loan agreement, promissory note, lease, conditional sale contract or other agreement, document or instrument evidencing governing or securing any indebtedness owing by Borrower to the Bank or any indebtedness in excess of $10,000 owing by Borrower to any third party, and the period of grace, if any, to cure said default shall have passed.

       (e) JUDGMENT. Any judgment shall be obtained against Borrower, which, together with all other outstanding unsatisfied judgments against Borrower, shall exceed the sum of $200,000 and shall remain unvacated, unbonded or unstayed for a period of 30 days following the date of entry thereof.

       (f) INABILITY TO PERFORM; BANKRUPTCY/INSOLVENCY. (i) Borrower shall cease to exist; or (ii) any Guarantor shall attempt to revoke any guaranty of the Obligations described herein, or any guaranty becomes unenforceable in whole or in part for any reason; or (iii) any bankruptcy, insolvency or receivership proceedings, or an assignment for the benefit of creditors, shall be commenced under any federal or state law by or against Borrower or any Guarantor; or (iv) Borrower or any Guarantor shall become the subject of any out-of-court settlement with its creditors; or (v) Borrower or any Guarantor is unable or admits in writing its inability to pay its debts as they mature.

       (g)    OVERADVANCE.   The outstanding balance of the Revolving Note plus
       the sum of the L/C Amount and the Acquisition Term Loan Amount shall exceed the Borrowing Base and the Borrower shall fail promptly (a) to pay down the balance of the Revolving Note such that it no longer exceeds the Borrowing Base or (b) with respect to the L/C Amount, to deposit cash or cash equivalents with the Bank in an amount equal to such excess.

       (h)    GARNISHMENTS/LEVIES.   Any property of Borrower shall be
       garnished, levied upon or attached in any proceeding and such garnishment or attachment shall remain undischarged for a period of ten (10) days during which execution has not been effectively stayed.

       (i) ADVERSE CHANGE; INSECURITY. (i) there is a material adverse change in the business, properties, financial condition or affairs of the Borrower or any guarantor, or in any collateral securing the Obligations (a "Material Adverse Change"); or (ii) the Bank in good faith deems itself insecure.

       9.2    TERMINATION OF LOANS; ADDITIONAL BANK RIGHTS.   Upon the
occurrence of any of the events identified in Section 9.1, the Bank may at any time (notwithstanding any notice requirements or grace/cure periods under this or other agreements between Borrower and the Bank) (i) immediately terminate its obligation, if any, to make additional Advances to Borrower; (ii) set off; and/or (iii) take such other steps to protect or preserve the Bank's interest in any collateral, including without limitation, notifying account debtors to make payments directly to the Bank, advancing funds to protect any collateral and insuring collateral at the Borrower's expense; all without demand or notice of any kind, all of which are hereby waived.

       9.3    ACCELERATION OF OBLIGATIONS.   Upon the occurrence of any of the
events identified in Sections 9.1 (excluding Section 9.1(f) and the passage of any applicable cure period, the Bank may at anytime thereafter, by written notice to the Borrower, declare the unpaid principal balance of any Obligations, together with the interest accrued thereon and other amounts accrued hereunder and under the other Loan Documents, to be immediately due and payable; and the unpaid balance shall thereupon be due and payable, all without presentation, demand, protest or further notice of any kind, all of which are hereby waived, and notwithstanding anything to the contrary contained herein or in any of the other Loan Documents. Upon the occurrence of any event under Section 9.1(f), then the unpaid principal balance of any Obligations, together with all interest accrued thereon and other amounts accrued hereunder and under the other Loan Documents, shall thereupon be immediately due and payable, all without presentation, demand, protest or notice of any kind, all of which are hereby waived, and notwithstanding anything to the contrary contained herein or in any of the other Loan Documents. NOTHING CONTAINED IN SECTION 9.1, SECTION

9.2 OR THIS SECTION WILL LIMIT THE BANK'S RIGHT TO SET OFF AS PROVIDED IN
SECTION 8.2 OR OTHERWISE IN THIS AGREEMENT.

       9.4    OTHER REMEDIES.   Nothing in this Article IX is intended to
restrict the Bank's rights under any of the Loan Documents or at law, and the Bank may exercise all such rights and remedies as and when they are available.


             ARTICLE X.  CONDITIONS PRECEDENT TO CLOSING AND BORROWING

       10.1 CONDITIONS TO BORROWING. The Bank shall not be obligated to make (or continue to make) Advances hereunder unless (i) the Bank has received executed copies of the Notes and Loan Documents, each in form and content satisfactory to the Bank; (ii) if the loan(s) are secured, the Bank has received confirmation satisfactory to it that the Bank has a properly perfected security interest, mortgage and/or lien, with the proper priority; (iii) the Bank has received certified copies of the Borrower's Articles of Incorporation and By-Laws, certification of corporate status satisfactory to the Bank and all other relevant documents; (iv) the Bank has received a certified copy of a resolution or authorization in form and content satisfactory to the Bank authorizing the loan and all acts contemplated by this Agreement and all related documents, and confirmation of proper authorization of all guaranties and other acts of third parties contemplated hereunder, (v) the Bank has been provided with an Opinion of the Borrower's counsel in form and content satisfactory to the Bank confirming the matters outlined in Section 7.2 and such other matters as the Bank requests; (vi) no Default or Event of Default exists under this Agreement or under any other Loan Documents, or under any other agreements by and between Borrower and the Bank; and (vii) all proceedings taken in connection with the transactions contemplated by this Agreement (including any required environmental assessments), and all instruments, authorizations and other documents applicable thereto, shall be satisfactory to the Bank and its counsel.


                             ARTICLE XI.  MISCELLANEOUS

       11.1   EXPENSES AND ATTORNEYS' FEES.   In addition to any other fees
payable by the Borrower under this Agreement and/or any other Loan Documents, the Borrower will reimburse the Bank for all attorneys' fees and all other costs, fees and out-of-pocket disbursements (including fees and disbursements of both inside counsel and outside counsel) incurred by the Bank in connection with the preparation, execution, delivery, administration, defense and enforcement of this Agreement or any of the other Loan Documents (defined below), including fees and costs related to any waivers or amendments with respect thereto (examples of costs and fees include but are not limited to fees and costs for: filing, perfecting or confirming the priority of the Bank's lien, title searches or insurance, appraisals, environmental audits and other reviews relating to Borrower, any collateral or the loans, if requested by the Bank). The Borrower will also reimburse the Bank for all costs of collection before and after judgment, and the costs of preservation and/or liquidation of any collateral (including fees and disbursements of both inside and outside counsel).

       11.2   DELAY; CUMULATIVE REMEDIES.   No delay on the part of the Bank
in exercising any right, power or privilege hereunder or under any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein specified are cumulative and are not exclusive of any rights or remedies which the Bank would otherwise have.

       11.3 RELATIONSHIP TO OTHER DOCUMENTS. The warranties, covenants and other obligations of the Borrower (and the rights and remedies of the Bank) that are outlined in this Agreement and the other Loan Documents are intended to supplement each other. In the event of any inconsistencies in any of the terms in the Loan Documents, all terms shall be cumulative so as to give the Bank the most favorable rights set forth in the conflicting documents, except that if there is a direct conflict between any preprinted terms and specifically negotiated terms (whether included in an addendum or otherwise), the specifically negotiated terms will control.

       11.4   SUCCESSORS.   The rights, options, powers and remedies granted in
this Agreement shall extend to the Bank and to its successors and assigns, shall be binding upon Borrower and its successors and assigns and shall be applicable hereto and to all renewals and/or extensions hereof.

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

       11.5   INDEMNIFICATION.   Except for harm arising from the Bank's willful
misconduct or gross negligence, Borrower hereby indemnifies and agrees to defend and hold the Bank harmless from any and all losses, costs, damages, claims and expenses of any kind suffered by or asserted against the Bank relating to claims by third parties arising out of the financing provided under the Loan Documents or related to any collateral (including, without limitation, the Borrower's failure to perform its obligations relating to Environmental Matters described in Section 7.5 above). This indemnification and hold harmless provision will survive the termination of the Loan Documents and the satisfaction of the Obligations due the Bank.

       11.6 NOTICE OF CLAIMS AGAINST BANK; LIMITATION OF CERTAIN DAMAGES. In order to allow the Bank to mitigate any damages to Borrower from the Bank's alleged breach of its duties under the Loan Documents or any other duty, if any, to Borrower, Borrower agrees to give the Bank immediate written notice of any claim or defense it has against the Bank, whether in tort or contract, relating to any action or inaction by the Bank under the Loan Documents, or the transactions related thereto, or of any defense to payment of the Obligations for any reason. The requirement of providing timely notice to the Bank represents the parties' agreed-to standard of performance regarding claims against the Bank. Notwithstanding any claim that Borrower may have against the Bank, and regardless of any notice Borrower may have given the Bank, THE BANK WILL NOT BE LIABLE TO BORROWER FOR CONSEQUENTIAL AND/OR SPECIAL DAMAGES ARISING THEREFROM, EXCEPT THOSE DAMAGES ARISING FROM THE BANK'S WILLFUL MISCONDUCT.

       11.7 NOTICES. Although any notice required to be given hereunder or under any of the other Loan Documents might be accomplished by other means, notice will always be deemed given when place in the United States Mail, with postage prepaid, or sent by overnight delivery service, or sent by telex or facsimile, in each case to the address set forth below or as amended.

       11.8   PAYMENTS.   Payments due under the Notes and other Loan Documents
shall be made in lawful money of the United States, and the Bank is authorized to charge payments due under the Loan Documents against any account of Borrower.

       11.9   APPLICABLE LAW AND JURISDICTION; INTERPRETATION; JOINT AND SEVERAL
LIABILITY.   This Agreement and all other Loan Documents shall be governed by and interpreted in accordance with the laws of the State of Minnesota, except to the extent superseded by Federal law. Invalidity of any provision of this Agreement shall not affect the validity of any other provision. Borrower HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITUATED IN HENNEPIN COUNTY, MINNESOTA AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, WITH REGARD TO ANY ACTIONS, CLAIMS, DISPUTES OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE NOTES, THE COLLATERAL, ANY OTHER LOAN DOCUMENT, OR ANY TRANSACTIONS ARISING THEREFROM, OR ENFORCEMENT AND/OR INTERPRETATION OF ANY OF THE FOREGOING. Nothing herein shall affect the Bank's rights to serve process in any manner permitted by law, or limit the Bank's right to bring proceedings against the Borrower in the competent courts of any other jurisdiction or jurisdictions. This Agreement, the other Loan Documents and any amendments hereto (regardless of when executed) will be deemed effective and accepted only at the Bank's offices, and only upon the Bank's receipt of the executed originals thereof. If there is more than one Borrower, the liability of the Borrower will be joint and several, and the reference to "Borrower" will be deemed to refer to all Borrowers. Without limitation of the foregoing, Borrower acknowledges that its obligations to the Bank are primary obligations and that neither intend merely to be a surety or accommodation party. Borrower expressly waives all defenses against the Bank for payment of the Obligations except payment in full, including any anti-deficiency defense, single action rule or procedural limitation on the rights of the Bank against Borrower.

       11.10  COPIES; ENTIRE AGREEMENT; MODIFICATION.   Borrower hereby
acknowledges the receipt of a copy of this Agreement and all other Loan Documents. The provisions of the Loan Documents shall not be altered, amended or waived without the express written consent of the Bank (and the Borrower, when appropriate).

       11.11  WAIVER OF JURY TRIAL.   BORROWER AND THE BANK HEREBY JOINTLY AND
SEVERALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS THEREUNDER, AND COLLATERAL SECURING THE OBLIGATIONS OR ANY TRANSACTION ARISING THEREFROM OR CONNECTED THERETO. THE BORROWER AND THE BANK EACH REPRESENTS TO THE OTHER THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY GIVEN.

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

       IN WITNESS WHEREOF, the undersigned have executed this REVOLVING CREDIT AND TERM LOAN AGREEMENT as of August 29, 1997.

                                          VAUGHN COMMUNICATIONS, INC.


                                          By:      \s\ M. Charles Reinhart
                                              ------------------------------
                                          Its:        Secretary
                                               -----------------------------


                                         FIRSTAR BANK OF MINNESOTA, N.A.



                                          By:
                                              ------------------------------
                                         Its:
                                              ------------------------------

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